Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-251910) on Form S-3 and registration statements (Nos. 333-239773 and 333-191693) on Form S-8 of our report dated February 14, 2024, with respect to the consolidated financial statements of Antero Resources Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado
February 14, 2024